Exhibit 99.1


FOR IMMEDIATE RELEASE

Contact Jack A. Reichert, Vice President of Finance and Administration, ITI Technologies, Inc., at 612-777-2690


ITI TECHNOLOGIES, INC. ADOPTS "POISON PILL"; DECLARES DIVIDEND
DISTRIBUTION OF COMMON STOCK PURCHASE RIGHTS


North St. Paul, Minnesota -- November 27, 1996

         The Board of Directors of ITI Technologies, Inc. (ITII, NASDAQ) ("ITI") announced today that it has adopted a Stockholder Rights Plan to protect ITI and its stockholders from unsolicited attempts or inequitable offers to acquire ITI. The Rights Plan has no immediate dilutive effect and does not diminish the ability of ITI or its stockholders to accept a fair offer for ITI.

         To implement this Stockholder Rights Plan, the Board of Directors has declared a dividend distribution of one Common Stock Purchase Right on each outstanding share of ITI's Common Stock outstanding on December 9, 1996. Each Right will entitle stockholders to buy one-half share of the ITI's Common Stock at an exercise price of $25.00. The Rights will become exercisable following the tenth business day after: (i) a person or group announces acquisition of 20% or more of ITI's Common Stock; (ii) a person or group announces commencement of a tender offer the consummation of which would result in ownership by the person or group of 20% or more of ITI's Common Stock; or (iii) ITI's Board of Directors determines that a person is an "Adverse Person," as defined in the Rights Plan.

         ITI will be entitled to redeem the Rights at $.001 per Right at certain times as provided in the Rights Agreement.

         The Rights are designed to assure that all stockholders of ITI receive a fair and adequate price for their shares in the event of any takeover and are not subject to other abusive tactics by third parties to gain control of ITI.

         If, prior to redemption of the Rights, a person or group acquires 20% or more of ITI's Common Stock or is determined by a majority of ITI's Board of Directors to be an "Adverse Person," then each Right not owned by such a 20% stockholder or Adverse Person will entitle its holder to purchase, for $50.00 (two times the Right's current exercise price), shares of ITI's Common Stock having a then current market value of $100.00 (four times the Right's exercise price). In addition, if ITI sells 50% or more of its assets or earning power or is acquired in a merger or other business combination transaction in which it is not the surviving corporation, the acquiring person must assume the obligations under the Rights, which will become exercisable to acquire common stock of the acquiring person at the discounted price.

         Thomas L. Auth, President and Chief Executive Officer, said "This Rights Agreement is intended to protect our stockholders should ITI Technologies, Inc. become the target of hostile or unfriendly takeover tactics. It is designed to assure that all stockholders of ITI receive a fair price for their shares in the event of an acquisition of ITI. It is also designed to make certain that all ITI Technologies, Inc. stockholders receive full and fair treatment in the event of an attempted takeover." He further stated that "The Rights Agreement was not adopted in response to any specific effort to acquire control of the Company" and that "ITI Technologies, Inc. directors are not aware of any such effort."

         The dividend distribution will be made to stockholders of record on December 9, 1996. The Rights will expire in ten years on November 26, 2006.